Contact: Jon Anderson, Actel Corporation (650) 318-4445

For Release: January 5, 2007 @ 1:15 PM PST

ACTEL RECEIVES NASDAQ NOTICE

Mountain View, Calif. – Actel Corporation (NASDAQ: ACTL) today announced that it received, on January 3, 2007, a notice from The Nasdaq Stock Market (“Nasdaq”) of a Staff determination that the Company is not in compliance with the requirement for continued listing set forth in Nasdaq Marketplace Rules 4350(e) and 4350(g). Under the Rules, listed companies must hold an annual meeting of shareholders, solicit proxies, and provide proxy statements to Nasdaq. The Company’s noncompliance is a result of the ongoing review of Actel’s historical stock option grant practices and related failure to file with the Securities and Exchange Commission (“SEC”) a Quarterly Report on Form 10-Q for the quarter ended October 1, 2006. As previously announced, on November 13, 2006, the Company received a notice from Nasdaq of a Staff determination that Actel is not in compliance with the requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14), which requires listed companies to file with the SEC all required reports. The Company has a hearing to appeal the Nasdaq Staff’s determinations on January 11, 2007.

As previously announced, a Special Committee of Actel’s Board of Directors, composed of independent directors and assisted by independent counsel, was formed to review Actel’s historical stock option grant practices and related accounting, and Actel voluntarily informed the staff of the SEC about the internal review. Actel is cooperating with the SEC in its informal inquiry. The Special Committee is working to complete its stock option review in a timely manner, but Actel is not in a position at this time to predict when the review will be finished. Actel expects to file a proxy statement and hold its annual meeting as soon as practicable after the Special Committee concludes its review.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the reviews being conducted by the Special Committee and the SEC and Actel’s intentions to file its delinquent Form 10-Q as soon as practicable and to appeal the Nasdaq Staff delisting determination. Actual results may differ materially from those indicated in the forward-looking statements due to many factors, including the results and findings of the reviews by the Special Committee and the SEC and the effect, if any, of such results or findings on Actel’s financial statements. There can be no assurance that the reviews will not result in a change to or restatement of Actel’s financial results for any period. Other potential consequences include modifications in the amount and timing of previously awarded stock-based compensation; the recording of additional expenses; Actel’s continued inability to file required reports with the SEC and/or to meet the listing requirements of Nasdaq; claims and proceedings relating to such matters, including shareholder litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications resulting from any accounting adjustments or other factors. There can also be no assurance that Nasdaq will grant Actel’s request for continued listing of its shares of Common Stock. Actel does not assume, and expressly disclaims, any duty to update the forward-looking statements or risk factors.

About Actel

Actel Corporation is the leader in single-chip FPGA solutions. Actel trades on the NASDAQ Global Market under the symbol ACTL and is headquartered at 2061 Stierlin Court, Mountain View, Calif., 94043-4655. For more information about Actel, visit http://www.actel.com. Telephone: 888-99-ACTEL (992-2835).

The Actel name and logo are registered trademarks of Actel Corporation.